Exhibit 12


               COMPUTATIONS OF RATIOS OF EARNINGS TO FIXED CHARGES

                                                   Three months ended
                                                      December 31
   (Dollars in thousands)                       2000               1999
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   Income before taxes                      $196,664           $180,950
   Add fixed charges:
       Interest expense                        6,096              6,154
       Interest factor on rent                 4,303              4,436
                                      ------------------------------------------
   Total fixed charges                       $10,399            $10,590
                                      ------------------------------------------

   Earnings before fixed charges
       and taxes on income                  $207,063           $191,540
                                      ==========================================

   Ratio of earnings to fixed charges           19.9               18.1